Exhibit 10.8

SCHEDULE OF COMPENSATION FOR
NON-EMPLOYEE DIRECTORS
Adopted effective as of January 21, 2020

This schedule describes the compensation payable by ChannelAdvisor Corporation (the “Company”) to individuals who are not employed by the Company but serve as members of the Company's Board of Directors. The compensation consists of cash and equity compensation components as described below. In addition, the Company will pay or reimburse directors for reasonable expenses incurred in performing the duties of the director in accordance with the Company's business expense reimbursement policy and procedures. This schedule is not intended to create any contractual obligation with any director and may be amended by the Company at any time.

Cash Compensation:

Annual retainer for indicated role:

Member of the Board of Directors	$50,000
Chair Chair of the Audit Committee	$30,000 $20,000
Chair of the Compensation Committee	$10,000
Chair of the Nominating and Corporate Governance Committee	$6,000
Member of the Audit Committee	$7,000
Member of the Compensation Committee	$5,000
Member of the Nominating and Corporate Governance Committee	$3,000

Each non-employee director will be paid the retainer listed above for membership on the Board of Directors and for each other role in which the director serves. Committee Chairs will receive the retainer for service as chair in lieu of the retainer for committee membership. Effective July 1, 2014, the retainer will be earned on the first day of the fiscal quarter in which the director serves in the indicated role. No adjustment will be made nor any repayment due in the event that a director does not serve in the indicated role for the remainder of the quarter. Retainers are in lieu of meeting fees.

Equity Compensation:

Each non-employee director then serving on the Board will be granted on the first business day of March a restricted stock unit award having a value equal to $150,000 based on the closing price per share of the Company’s common stock two business days before the grant date. The award will be granted pursuant to the Company's 2013 Equity Incentive Plan (the “Plan”). The award vests in full on the first anniversary of the grant date, provided that the director is serving as a member of the Board of Directors or as an employee or Consultant of the Company or an Affiliate under the Plan on the date of vesting. The awards will be awarded only if approved by the Compensation Committee on or before the grant date. Awards will be made pursuant to the applicable form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement as approved by the Compensation Committee from time to time. If there is a Change in Control, as defined in the Plan, and if the director’s service with the Company as a director is terminated in connection with the Change in Control, any unvested awards will vest in full on the termination date.